EXHIBIT 16.1

July 13, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K for the event that occurred on July 10, 2020, of Toga Limited and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Pinnacle Accountancy Group of Utah

www.pinncpas.com

Farmington, Utah

1438 N Highway 89, Suite 120; Farmington, UT 84025 | www.pinncpas.com | (801) 447-9572